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                       Filed pursuant to Rule 424(b)(3)
                         Registration No. 333-60180

PROSPECTUS

                              PRI AUTOMATION, INC.

                          43,541 SHARES OF COMMON STOCK

          The shares of our common stock covered by this prospectus are being offered for sale by a stockholder on a delayed or continuous basis.

          We will not receive any proceeds from the offering. We will bear the costs relating to the registration of the shares covered by this prospectus, other than selling commissions.

          The selling stockholder, or any pledgees, donees, transferees or other successors-in-interest of the selling stockholder, may offer and sell the shares from time to time in one or more transactions. Sales may be made on one or more exchanges, through the Nasdaq National Market, in the over-the-counter market or in privately negotiated transactions at prevailing market prices or at negotiated prices. The selling stockholder may sell the shares through broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions.

          Our common stock is traded on the Nasdaq National Market under the symbol PRIA. On May 15, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $17.13 per share.

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          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                  THE DATE OF THIS PROSPECTUS IS MAY 16, 2001.

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                                TABLE OF CONTENTS

                                                        PAGE

Risk Factors..............................................4
Our Company..............................................16
Use of Proceeds..........................................17
Selling Stockholder......................................17
Plan of Distribution.....................................18
Legal Matters............................................20
Experts..................................................20
Where You Can Find More Information......................20
Information Incorporated by Reference....................21

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         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR
TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT.

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                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING EVENTS OR OUTCOMES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS RELATED TO OUR BUSINESS

OVERSUPPLY IN THE SEMICONDUCTOR MARKET MAY REDUCE DEMAND FOR CAPITAL EQUIPMENT, INCLUDING FOR OUR SYSTEMS

         Our business depends heavily upon capital expenditures by semiconductor manufacturers, particularly manufacturers that are opening or expanding semiconductor fabrication facilities. These manufacturers frequently postpone or abandon their plans to make capital expenditures when demand for their products and products containing semiconductors is low. The semiconductor industry has been highly cyclical, and periods of oversupply in the market for semiconductors have caused significantly reduced demand for capital equipment, including systems such as ours. The semiconductor industry is currently experiencing a period of reduced demand for, and oversupply of, semiconductors. As a consequence, a number of our customers have reduced their capital expenditures in recent months, which has harmed our business. We believe that this cyclicality will continue and that the markets for newer generations of semiconductors will be subject to similar fluctuations. In addition, the recent high rate of technical innovation and resulting improvements in the performance and price of semiconductor devices, which have driven much of the demand for our products, could slow or encounter limits in the future. This or any other factor adversely affecting the semiconductor industry or particular segments within the semiconductor industry could harm our business.

THE SEMICONDUCTOR INDUSTRY IS EXPERIENCING A DOWNTURN THAT IS ADVERSELY AFFECTING OUR OPERATING RESULTS, AND REDUCED DEMAND FOR SEMICONDUCTORS COULD JEOPARDIZE OUR PLANS

         The semiconductor industry is currently experiencing a downturn, which is harming our ability to sell our systems and to operate profitably. Recently, a number of customers have delayed, rescheduled or canceled orders for our products. This trend may continue or increase. A lengthy period of reduced demand for semiconductor automation equipment would seriously harm our business. The downturn in the Asia-Pacific market has also affected demand for semiconductor manufacturing equipment, including our systems. In a downturn, these and other factors significantly reduce our revenue and profitability, particularly as we incur manufacturing inefficiencies attributable to excess manufacturing capacity and special charges associated with cost-cutting programs. In sudden downturns, we are often unable to reduce our expenses quickly enough to avoid incurring a loss. For the three months ended April 1, 2001, our net loss was $26.0 million, compared with net income of $5.8 million for the three months ended April 2, 2000. This net loss reflected special charges of $16.4 million, primarily for employee severance costs, inventory write downs, a reserve for legal costs associated with the defense of a shareholder class action lawsuit, the write down of impaired assets, and costs associated with order cancellations. If we take additional cost-cutting measures in response to a continuation of the downturn in the semiconductor industry, we may be unable to continue to invest in marketing, research, development and engineering at the levels we think necessary to maintain our competitive position. Our failure to make these investments could seriously curtail our long-term business prospects.

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WE MAY HAVE DIFFICULTY MANAGING OUR OPERATIONS IN LIGHT OF FLUCTUATING DEMAND

         Our systems, procedures, controls and staffing may not be adequate to support fluctuating demand for our systems. For example, in fiscal year 2000, we encountered manufacturing and supply chain problems relating to our TurboStocker product, which we had planned to begin manufacturing in high volume in the fourth quarter of fiscal year 2000 in response to increased customer demand at that time. These problems caused our revenues for the fourth quarter and for fiscal year 2000 to be lower than expected and contributed to our net loss for these periods. During the fourth quarter of fiscal year 2000 and the first quarter of fiscal year 2001, we made substantial expenditures to address these problems and to increase our TurboStocker manufacturing capacity. More recently, as demand for semiconductor automation equipment has rapidly diminished, we reduced our workforce by approximately 20% to better align our expenses with currently anticipated business levels.

         Our failure to respond effectively to fluctuating demand for our products and to manage our manufacturing and other operations and our future growth, if any, could seriously harm our business. If we fail to meet a customer's delivery or performance criteria, as has recently occurred in certain instances involving our new TurboStocker product, we could incur contract losses and late delivery penalties, lose business from that customer, suffer long-term damage to our reputation and have higher warranty and service costs. Any of these results could seriously harm our business. If the downturn in the semiconductor industry ends suddenly, we may not have enough personnel to promptly return to our previous production capacity. If we are unable to expand our existing manufacturing capacity to meet demand, a customer's placement of a large order for the development and delivery of factory automation systems during a particular period might deter other customers from placing similar orders with us for the same period. It could be difficult for us to rapidly recruit and train the substantial number of qualified engineering and technical personnel who would be necessary to fulfill one or more large, unanticipated orders.

OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO ANTICIPATE SALES

         Our systems often have a lengthy sales cycle. As a result, we have difficulty anticipating the timing and amount of specific sales. We may also spend significant amounts of money and effort with no assurance that we will make a sale. Before buying one of our systems, a prospective customer must generally decide to upgrade or expand existing facilities or to construct new facilities. These undertakings are major decisions for most prospective customers and typically involve significant capital commitments and lengthy evaluation and approval processes. In addition, downturns in the semiconductor industry have caused and may cause prospective customers to postpone decisions regarding major capital expenditures, including purchases of our systems.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, AND OUR STOCK PRICE COULD FALL IF OUR OPERATING RESULTS ARE BELOW THE EXPECTATIONS OF ANALYSTS OR INVESTORS

         Many factors may cause our operating results to fluctuate significantly. Some of these factors are:

     -  the timing of significant orders;

     -  the gain or loss of any significant customer;

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     -  new product announcements and releases by us or our competitors;

     - our ability to manufacture and ship our product consistent with customer expectations during periods of fluctuating demand caused by the cyclicality of the semiconductor manufacturing equipment industry;

     -  order cancellations and shipment reschedulings or delays;

     -  patterns of capital spending by our customers;

     -  market acceptance of new and enhanced versions of our products;

     -  changes in the pricing and the mix of products we sell;

     - cyclicality in the semiconductor industry and the markets served by our customers;

     -  the timing of any acquisitions and related costs; and

     -  changes in personnel and related costs.

In addition, because our services and maintenance revenue is largely correlated with our product and equipment revenue, a decline in product and equipment revenue could reduce services and maintenance revenue in the same quarter or in subsequent quarters.

         If our operating results fall below the expectations of financial analysts or investors, our stock price could fall. As a result of these factors and the other factors described in this section, we believe that period-to-period comparisons of our revenue and operating results are not necessarily meaningful. You should not rely on these comparisons to predict our future performance.

DELAY IN OUR SHIPMENT OF A SINGLE SYSTEM COULD SUBSTANTIALLY DECREASE OUR SALES FOR A PERIOD

         We derive a substantial portion of our revenue from the sale of a relatively small number of our systems. The purchase price of our systems generally ranges from $3.0 million to $20.0 million, and we usually take more than one or two fiscal quarters to deliver our systems. As a result, any delay in the recognition of revenue for a single system could harm our results for a given accounting period. If we delay a shipment near the end of a fiscal period because, for example, the customer reschedules or cancels its order or we encounter unexpected manufacturing difficulties, our sales in that fiscal period could fall significantly below the expectations of financial analysts and investors. This could cause our stock price to fall.

NEW ACCOUNTING GUIDANCE COULD RESULT IN DELAYED RECOGNITION OF OUR REVENUES

         In December 1999, the SEC issued Staff Accounting Bulletin number 101, entitled "Revenue Recognition in Financial Statements." The bulletin provides the SEC's guidance in applying generally accepted accounting principles to selected revenue recognition issues. We will be required to apply the guidance in the bulletin in our financial statements beginning in our

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fourth quarter of fiscal year 2001. The effects of applying this guidance with respect to our historical reported revenue will be reflected as a cumulative effect adjustment in our statement of operations for fiscal year 2001. We have not completed our evaluation of the guidance in the bulletin as it relates to our business, and therefore cannot yet assess the likely impact of application of the guidance on our future results of operations, or the magnitude of the cumulative effect adjustment, if any, that may be required. In some situations, application of the guidance discussed in the bulletin could delay the recognition of revenue that might otherwise have been recognized in earlier periods. As a result, our reported revenue could fluctuate more widely among future fiscal periods, and reported revenue for a particular fiscal period might not meet expectations. A significant cumulative effect adjustment or delay in recognition of revenue resulting from application of the guidance in the bulletin, while not affecting our cash flow, could adversely affect our results of operations in one or more future periods, which could cause our stock price to fall.

WE TYPICALLY CHARGE A FIXED PRICE FOR A SYSTEM, WHICH LEAVES US VULNERABLE TO COST OVERRUNS

         Our operating results also fluctuate because our gross margins vary. Our gross margins vary for a number of reasons, including:

     -  the mix of products we sell;

     -  the average selling prices of products we sell;

     - the costs to manufacture, market, service and support our new products and enhancements;

     -  the costs to customize our systems; and

     -  our efforts to enter new markets.

         We typically charge a fixed price for our systems. As a result, if the costs we incur in performing a contract exceed our expectations, we generally cannot pass those costs on to our customer.

WE HAVE SIGNIFICANT FIXED COSTS WHICH ARE NOT EASILY REDUCED DURING A DOWNTURN

         We continue to invest in research and development, capital equipment and extensive ongoing customer service and support capability worldwide. These investments create significant fixed costs that we may be unable to reduce rapidly if we do not meet our sales goals. Moreover, if we lack a significant backlog of orders for an extended period of time, we may have difficulty planning our future production and inventory levels, which could also cause fluctuations in our operating results.

WE HAVE A LIMITED NUMBER OF CUSTOMERS, AND THE LOSS, CANCELLATION OR DELAY OF ANY ORDER BY THESE CUSTOMERS COULD HARM OUR BUSINESS

         Historically, we have derived a significant portion of our revenue from a limited number of customers. We expect this trend to continue for the foreseeable future. The loss, cancellation

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or delay of any order by these customers could significantly reduce our revenue and harm our reputation in the industry. During the second quarter of fiscal 2001, we experienced order cancellations and delays of over $48 million, which resulted in a reduction of revenue for the quarter of approximately $15 million. Sales to our top ten customers accounted for 54% of our total net revenue in fiscal years 2000 and 1999, and 60% in fiscal year 1998. One customer, Intel, accounted for 14%, 21% and 19% of our sales in fiscal years 2000, 1999 and 1998, respectively. Our largest customers can change from year to year, as some customers complete large semiconductor fabrication facilities and others initiate new projects. Moreover, at least one of our significant customers has adopted a policy of maintaining multiple vendors for the products it purchases. This kind of policy could limit our ability to sell our products to our customers.

WE DO NOT HAVE LONG-TERM PURCHASE AGREEMENTS WITH OUR CUSTOMERS, AND AS A RESULT OUR CUSTOMERS COULD STOP PURCHASING OUR PRODUCTS AND SERVICES AT ANY TIME

         None of our customers has any long-term obligation to continue to purchase our products or services, and any customer could reduce or cease ordering our products or services. Our failure to obtain large orders from new or existing customers could seriously harm our business. We believe that sales to some of our customers will decrease in the near future as they complete their current purchases for new or expanded semiconductor fabrication facilities. In the past, our customers have sometimes failed to place orders we expected or have delayed or canceled delivery schedules as a result of changes in their requirements. Because of the long sales cycle for our products, we may have difficulty in quickly replacing orders that our customers cancel or reduce. When a customer cancels an order, our sales contract generally allows us to recover only our costs and a portion of our anticipated profits from the sale. Any order deferrals or cancellations could seriously harm our business.

DEMAND FOR LESS EXPENSIVE SEMICONDUCTORS IS INCREASING PRESSURE TO REDUCE PRICES IN OUR INDUSTRY

         Semiconductors are increasingly being incorporated into less expensive products, which limits the price that semiconductor manufacturers can charge for semiconductors. As a result, semiconductor manufacturers face increasing pressure to reduce their costs, which in turn creates pressure on semiconductor equipment manufacturers, such as ourselves, to reduce the prices of their products. We believe that over time this trend may lead to lower prices, which could reduce our revenue and adversely affect our operating results.

INDUSTRY CONSOLIDATION AND OUTSOURCING OF THE MANUFACTURE OF SEMICONDUCTORS TO FOUNDRIES COULD REDUCE THE NUMBER OF AVAILABLE CUSTOMERS

         The substantial expense of building or expanding a semiconductor fabrication facility is leading increasing numbers of semiconductor companies to contract with foundries, which manufacture semiconductors designed by others. As manufacturing is shifted to foundries, the number of our potential customers could decrease, which would increase our dependence on our remaining customers. Recently, consolidation within the semiconductor manufacturing industry has increased. If semiconductor manufacturing is consolidated into a small number of foundries and other large companies, our failure to win any significant bid to supply equipment to those customers could seriously harm our reputation and materially and adversely affect our revenue and operating results.

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OUR ONGOING INVESTMENTS IN THE ASIA-PACIFIC MARKET MAY NOT BE SUCCESSFUL

         We believe that our continued presence in the Asia-Pacific market will be important to our long-term future financial performance. Accordingly, we expect to continue to invest significant resources to increase our presence in the Asia-Pacific market. Many of our Japanese competitors have longstanding collaborative relationships with Japanese and other semiconductor manufacturers in the Asia-Pacific region. Accordingly, we may be unable to increase sales in the Asia-Pacific semiconductor market. This market, which includes South Korea, Taiwan, Singapore, China and, most significantly, Japan, represents a substantial percentage of worldwide semiconductor manufacturing capacity.

WE HAVE INVESTED HEAVILY IN 300MM WAFER TECHNOLOGY, WHICH IS BEING ADOPTED MORE SLOWLY THAN EXPECTED, AND COMPETITION FOR EARLY 300MM ORDERS MAY BE INTENSE

         We have invested, and are continuing to invest, substantial resources to develop new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected, partly as a result of the recent period of reduced demand for semiconductors. Although a small number of pilot projects are currently in operation, no 300mm semiconductor fabrication facility is producing wafers in commercial quantities. Any significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly reduce our opportunities for future growth. Moreover, continued delay in the transition to 300mm technology could permit our competitors to introduce competing or superior 300mm products, and our competitive position in the market for 300mm products could be adversely affected by our recent manufacturing problems relating to our new 200mm TurboStocker product.

         Manufacturers implementing factory automation in 300mm pilot projects may initially seek to purchase systems from multiple vendors. Competition, including price competition, for these early 300mm orders could be vigorous. A vendor whose system is selected for an early 300mm pilot project may have, or be perceived to have, an advantage in competing for future orders, and thus the award to a competitor of one or more early 300mm orders could cause our stock price to fall.

IT IS DIFFICULT TO HIRE AND RETAIN THE MANAGERIAL AND TECHNICAL EMPLOYEES THAT WE NEED

         We need to hire additional management-level employees and substantial numbers of employees with technical backgrounds for both our hardware and software engineering and technical support staffs. The market for these employees is becoming increasingly competitive, and we have occasionally experienced delays in hiring these personnel. Our failure or inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis would adversely affect our ability to develop, manufacture, install and support our systems.

OUR INTERNATIONAL OPERATIONS CREATE SPECIAL RISKS

         Our net export sales to customers outside North America accounted for 35.9%, 32.4% and 35.5% of our total net revenue in fiscal years 2000, 1999 and 1998, respectively. We

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anticipate that international sales will continue to account for a significant portion of our total net revenue for the foreseeable future. Our plans to expand internationally may distract our attention from our domestic operations and may absorb financial resources needed elsewhere. Our international operations are subject to additional risks, including:

     - unexpected changes in trading policies, regulatory requirements, exchange rates, tariffs and other barriers;

     -  unstable political and economic environments;

     -  greater difficulties in collecting accounts receivable;

     -  difficulties in managing distributors or representatives;

     -  restrictions on exporting and importing technology;

     -  fewer protections for our intellectual property;

     -  longer sales cycles than with domestic customers;

     -  difficulties in staffing and managing foreign operations;

     -  restrictions on the repatriation of earnings; and

     -  potentially adverse tax consequences.

         Although our international sales are primarily denominated in U.S. dollars, changes in currency exchange rates could make it more difficult for us to compete with foreign manufacturers on price. If our international sales increase relative to our total revenue, these factors could have a more pronounced effect on our operating results. In any event, any of these factors could cause serious harm to our business.

THE VOLATILITY OF OUR INVESTMENT IN AFFILIATE, SHINSUNG ENGINEERING CO. LTD., COULD RESULT IN SIGNIFICANT GAINS OR LOSSES IN FUTURE PERIODS

         We have a minority investment in Shinsung Engineering Co. Ltd., the common stock of which trades on the Korean Stock Exchange. This investment consists of common stock and warrants to purchase common stock denominated in Korean won, and accordingly we are exposed to market risk attributable to adverse movements in both the Korean stock market as well as the Korean won. These adverse movements may result in significant gains or losses. As a result our reported net income could fluctuate more widely among future fiscal periods and could fall below the expectations of financial analysts and investors. This could cause our stock price to fall.

WE FACE SIGNIFICANT COMPETITION FROM OTHER AUTOMATION COMPANIES, WHICH MAY LIMIT THE PRICES WE CAN CHARGE FOR OUR SYSTEMS AND MAY CAUSE US TO LOSE SALES

         Our factory automation systems division competes with Daifuku, Murata Machinery, Shinko Electric and a number of other smaller foreign and domestic manufacturers of automated

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machinery used in semiconductor fabrication facilities. Our tool automation systems division competes with Genmark Automation, Asyst Technologies, Brooks Automation and a number of other foreign and domestic wafer-handling robotics companies, including in-house organizations of process tool manufacturers that develop their own automation technology, as well as other smaller robotics companies. Our software products compete with products provided by Consilium, a subsidiary of Applied Materials, Brooks Automation and other vendors. We believe that competition in our industry is likely to intensify.

         We believe that, once a semiconductor manufacturer selects a vendor's equipment for a particular fab, the manufacturer may continue to rely upon that equipment for a specific application in other fabs. Accordingly, we may have difficulty selling to potential customers that have selected a competitor's equipment, and we expect that difficulty to last for a significant period of time. However, at least one of our significant customers has adopted a policy of maintaining multiple vendors for the products it purchases. This kind of policy could limit additional sales to existing customers. In addition, the expected transition to 300mm technology may cause new competitors to enter our markets and may diminish our competitive advantage with customers for whom we are the incumbent supplier of automation equipment. In the face of increased competition, we may need to lower our prices, which could seriously harm our business.

WE MUST CONTINUALLY IMPROVE OUR TECHNOLOGY TO REMAIN COMPETITIVE

         Technology changes rapidly in the semiconductor manufacturing industry. Our ability to compete will depend, in part, on our ability to develop and introduce more advanced systems at competitive prices and on a cost-effective basis so as to enable our customers to integrate them into their operations either before or as they begin volume product manufacturing. For example, as the semiconductor industry transitions from 200mm manufacturing technology to 300mm technology, we believe it is important to our future success to develop and sell new products that are compatible with 300mm manufacturing technology. If our competitors introduce new technologies, our sales could decline and our existing products could lose market acceptance. Our success in developing, introducing, selling and supporting more advanced systems depends upon many factors, including:

     -  component selection;

     -  timely and efficient completion of product design and development;

     - timely and efficient implementation of manufacturing and assembly processes;

     -  software development;

     -  product performance in the field; and

     -  effective sales, marketing, service and project management.

         Because we must commit resources to product development well in advance of sales, our product development decisions must anticipate technological advances by leading semiconductor

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manufacturers. We may not be successful in that effort. Our inability to select, develop, manufacture and market new systems or enhance our existing systems could cause us to lose our competitive position and could seriously harm our business.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT AND TECHNICAL DIFFICULTIES THAT COULD DELAY NEW PRODUCT INTRODUCTIONS

         Because our systems are complex and have a large number of components, there can be a significant lag between the time we introduce a system and the time we begin to produce that system in volume. We have experienced delays in introducing some of our systems and enhancements, such as our new TurboStocker product, as well as certain technical and manufacturing difficulties with those systems and enhancements. As the level of sophistication of technology in the semiconductor industry increases, we have found it increasingly difficult to coordinate complex manufacturing equipment and software in our systems, to procure adequate supplies of specialized components, to train our technical and manufacturing personnel and to make the transition from low-volume to high-volume manufacturing of new products in a timely manner. We could experience similar delays and difficulties in the future. In addition, we must customize some of our systems to meet a customer's site or operating requirements. Our inability to complete the development or meet the technical specifications of any of our new systems or enhancements or to manufacture and ship these systems or enhancements in volume in a timely manner could cause contract losses and late delivery penalties, impair our relationships with our customers and seriously harm our business. In addition, we may incur substantial unanticipated costs to ensure that our new products function properly and reliably early in their life cycle, as in the case of our new TurboStocker product. These costs could include greater than expected installation and support costs or increased materials costs as a result of expedited changes. We may not be able to pass these costs on to our customers. Any of these events could seriously harm our business.

FUTURE ACQUISITIONS MAY DISRUPT OUR OPERATIONS

         We actively pursue potential acquisitions, and any acquisition we make could disrupt our operations and seriously harm our business. We may encounter difficulties in integrating the operations of acquired companies with our own operations. We may also be unable to successfully develop, market and sell their products. Any future acquisitions also pose additional risks, including:

     -  diversion of our management's attention;

     -  loss of key employees of the acquired company;

     -  interruptions in the sales efforts of the acquired company;

     -  failure to integrate financial and accounting systems successfully;

     -  significant acquisition and integration expenses; and

     -  assumption of legal and other liabilities and risks.

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         Any of these factors could seriously harm our business. Moreover, acquisitions may not produce the revenue, earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as we expected. Any of these outcomes could cause customer dissatisfaction and damage our reputation.

         If we issue equity securities to pay for an acquisition, the ownership percentage of our existing stockholders would be reduced. If we use cash to pay for an acquisition, the payment could significantly reduce the cash that would be available to fund our operations or for other purposes. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize or write off significant amounts of goodwill or other intangible assets in connection with future acquisitions, which could seriously harm our operating results.

WE DEPEND ON SUBCONTRACTORS AND ONE OR A FEW SUPPLIERS FOR SOME COMPONENTS AND MANUFACTURING PROCESSES

         For some components or specialized processes that we use in our products, such as painting of system cabinets and enclosures, we depend on subcontractors or have available only one or a few suppliers. Our reliance on subcontractors gives us less control over the manufacturing process and exposes us to significant risks, especially inadequate capacity, late delivery, substandard quality and high costs. We intend in the near future to outsource additional aspects of our manufacturing operations to additional subcontractors and suppliers. We could experience disruption in obtaining components we need for our products and may not be able to develop alternatives in a timely manner. If we are unable to obtain adequate deliveries of components for our products for an extended period of time, we may have to pay more for inventory, parts and other supplies, seek alternative sources of supply or delay shipping products to our customers. These outcomes could damage our relationships with customers. Any such increased costs, delays in shipping or damage to customer relationships could seriously harm our business.

WE DEPEND ON MORDECHAI WIESLER AND MITCHELL G. TYSON

         Our future success depends significantly on the skills, experience and efforts of our founder and Chairman of the Board, Mordechai Wiesler, and our President and Chief Executive Officer, Mitchell G. Tyson. We also depend on other executive officers and key personnel. Many of these individuals would be difficult to replace. The loss of Mr. Wiesler, Mr. Tyson or any other key person could seriously harm our business.

OUR SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUE, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS WITH SUBSTANTIAL LITIGATION COSTS

         Complex software products like ours can contain errors or defects, particularly when we first introduce new products or when we release new versions or enhancements. Defects or errors in current or future products, including FAbuilder, PROMIS, TransNet and our recently announced Encore! software, could result in lost revenue or a delay in market acceptance, which

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would seriously harm our business and operating results. In the past, we have occasionally discovered software errors in our new software products and new releases after their introduction, and we expect that this will continue. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects.

         Because many of our customers use our products for business-critical applications, any errors, defects or other performance problems could result in financial or other damage to our customers and could significantly impair their operations. Our customers could seek to recover damages from us for losses related to any of these issues. A product liability claim brought against us, even if not successful, would likely be time consuming and costly to defend and could adversely affect our marketing efforts.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

         Our success depends to a significant degree upon our patent for certain key elements of our AeroTrak monorail system, our other patents, our source code and our other proprietary technology. The steps we have taken to protect our technology may be inadequate. If so, we might not be able to prevent others from using what we regard as our technology to compete with us. For example, our patents could be challenged, invalidated or circumvented, and the rights we have under our patents could provide no competitive advantages. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States. Other companies could independently develop similar or superior technology without violating our proprietary rights. Any misappropriation of our technology or the development of competitive technology could seriously harm our business.

         If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

CLAIMS BY OTHERS THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD HARM OUR BUSINESS

         Third parties could claim that our products or technology infringe their patents or other proprietary rights. Although we conduct patent searches to determine whether the technology used in our products infringes patents held by third parties, these searches are not comprehensive and may not reveal potential third-party claimants. Any claim of infringement by a third party could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could seriously harm our business.

         If anyone asserts a claim against us relating to proprietary technology or information, we might seek to license their intellectual property or to develop non-infringing technology. We might not be able to obtain a license on commercially reasonable terms or on any terms. Alternatively, our efforts to develop non-infringing technology could be unsuccessful. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling our products and could therefore seriously harm our business.

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

RISKS RELATED TO THIS OFFERING

THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING

         The market price of our common stock has fluctuated widely and may continue to do so. For example, during fiscal year 2000 the closing price of our stock ranged from a high of $87.63 per share to a low of $18.25 per share. Many factors could cause the market price of our common stock to rise and fall. These factors include:

     -  variations in our quarterly operating results;

     -  announcements of technological innovations;

     - introduction of new products or new pricing policies by us or our competitors;

     -  announcements by us or our competitors of significant customer orders;

     -  acquisitions or strategic alliances by us or others in our industry;

     -  the hiring or departure of key personnel;

     -  changes in the semiconductor industry cycle;

     - changes in market valuations of companies within the semiconductor industry; and

     - changes in estimates of our performance or recommendations by financial analysts.

         When the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. Since November 2000, we and three of our directors have been named as defendants in numerous virtually identical lawsuits claiming, among other things, that the defendants violated securities laws and regulations by virtue of statements and omissions that the plaintiffs claim were materially false or misleading. The plaintiffs each seek certification as a class, damages, pre-judgment and post-judgment interest, costs, and attorneys' fees. We strongly believe that the lawsuits lack merit and we intend to defend against the claims vigorously. However, we could incur substantial costs defending the lawsuits. The lawsuits could also divert the time and attention of our management. We cannot predict the outcome of the lawsuits at this time, and can give no assurance that they will not materially adversely affect our financial condition or results of operations.

WE MAY NEED ADDITIONAL FINANCING, WHICH COULD BE DIFFICULT TO OBTAIN

         We expect our existing cash and investment balances and cash generated from operations will be sufficient to meet our cash requirements to fund operations and expected capital expenditures for the current fiscal year. After that, we may need to raise additional funds and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. Further, if we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

PROVISIONS OF OUR CHARTER AND BY-LAWS AND MASSACHUSETTS LAW MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT

         Our basic corporate documents, our stockholder rights plan and Massachusetts law contain provisions that could discourage, delay or prevent a change in the control of our company, even if a change of control would be beneficial to our stockholders.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and in the documents that we incorporate by reference into this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "expect," "anticipate," "plan," "believe," "seek," "estimate," "internal," "backlog" and similar words. Statements that we make in this prospectus and in the documents that we incorporate by reference into this prospectus that are not statements of historical fact may also be forward-looking statements. In particular, statements that we make in "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to our shipment level and profitability, increased market share and the sufficiency of capital to meet working capital and capital expenditures requirements, are forward-looking statements. Forward-looking statements are not guarantees of our future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control. You should not place undue reliance on forward-looking statements. We do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. Before you invest in our common stock, you should be aware that the factors we discuss in "Risk Factors" and elsewhere in this prospectus could cause our actual results to differ from any forward-looking statements.

                                   OUR COMPANY

         We are a leading global supplier of advanced automation systems and software for the semiconductor industry. We offer complete and flexible solutions that address a wide range of automation requirements for semiconductor manufacturers and for OEM manufacturers of semiconductor process tools. Our factory automation systems and software help semiconductor manufacturers optimize the flow of material and data throughout the fab, improving productivity and increasing the manufacturer's return on investment. Our tool automation systems and software offer high-performance and reliability for OEM process tool manufacturers, allowing them to focus on developing next generation process technology. We also provide automation services, including equipment layout and design, fab simulation, project management, installation and on-site support. We sell and support our products through a global direct sales and support organization operating out of offices in North America, Europe, and Asia. Our customers include many of the world's leading semiconductor manufacturers and semiconductor capital equipment suppliers.

         Our executive offices are located at 805 Middlesex Turnpike, Billerica, Massachusetts 01821-3986, and our telephone number is (978) 670-4270. We were incorporated in Massachusetts in 1972 under another name and began our present business in 1982.

         PROMIS is our federally registered trademark, and AeroTrak, TurboStocker, FAbuilder and TransNet are our trademarks. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock being offered by the selling stockholder.

                               SELLING STOCKHOLDER

         The selling stockholder, Mr. John A. Tenney, acquired the shares covered by this prospectus from us in connection with our acquisition of Commotion Technology, Inc. Mr. Tenney was a director and officer of Commotion within the past three years. Some of Mr. Tenney's shares are subject to transfer restrictions under a stock repurchase agreement dated October 12, 2000 with us.

         This prospectus and the registration statement of which it forms a part will also cover any additional shares of common stock that we may issue in respect of the shares covered by this prospectus as a result of any stock split, stock dividend, recapitalization or other similar transaction if we so indicate in any filing we make with the SEC after the date of this prospectus.

         The following table provides information regarding the selling stockholder's beneficial ownership of our common stock as of May 2, 2001. We have determined beneficial ownership in accordance with the rules of the SEC. The selling stockholder has sole voting and investment power with respect to the shares set forth opposite his name, subject to applicable community property laws. We have calculated the percentage beneficially owned based upon 25,355,447 shares of common stock outstanding as of May 2, 2001.

         We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or only some of the shares in this offering, we cannot estimate the number of shares that the selling stockholder will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholder will sell all of the shares being offered by this prospectus.

                                                                                            SHARES TO BE  BENEFICIALLY
                                 SHARES BENEFICIALLY OWNED BEFORE OFFERING                     OWNED AFTER OFFERING
                               ----------------------------------------------  NUMBER OF   -----------------------------
                                           RIGHT TO                           SHARES BEING
NAME                             OWNED     ACQUIRE       TOTAL     PERCENT       OFFERED      NUMBER      PERCENT
-------------------------      ---------  ----------   --------   ---------   ------------   --------    ---------
John A. Tenney...............    103,852       --       103,852        *       43,541        60,311          *

----------------
* Less than 1%.

                              PLAN OF DISTRIBUTION

         The selling stockholder may offer and sell the shares covered by this prospectus from time to time in one or more transactions. The term "selling stockholder" includes pledgees, donees, transferees and other successors-in-interest who may acquire shares through a pledge, gift or other non-sale transfer from the selling stockholder. The selling stockholder may sell shares on one or more exchanges, through the Nasdaq National Market, in the over-the-counter market or in privately negotiated transactions at prevailing market prices or at negotiated prices. These transactions include:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

     - exchange or over-the-counter distributions in accordance with the rules of the exchange or the Nasdaq National Market; and

     - block trades in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

In connection with distributions of the shares or otherwise, the selling stockholder may:

     - sell the shares short and redeliver the shares to close out short positions;

     - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares covered by this prospectus, which they may in turn resell;

     - enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume; and

     - pledge shares to broker-dealers or other financial institutions, which, upon a default, they may in turn resell.

         The selling stockholder may also sell any shares under Rule 144 rather than with this prospectus if the sale meets the requirements of that rule.

         In effecting sales, the selling stockholder may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder and/or from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both.

         The selling stockholder, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the shares covered by this prospectus may be "underwriters" under the Securities Act with respect to those shares and will be subject to the prospectus delivery requirements of that act. Any profit that the selling stockholder realizes, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of shares acquired as principal, may constitute underwriting discounts and commissions.

         The securities laws of some states may require the selling stockholder to sell the shares in those states only through registered or licensed brokers or dealers. These laws may also require that we register or qualify the shares for sale in those states unless an exemption from registration and qualification is available and the selling stockholder and we comply with that exemption. In addition, the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholder and his affiliates.

         If the selling stockholder notifies us that he has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, over-the-counter distribution or secondary distribution, or a purchase by a broker or dealer, we will file any necessary supplement to this prospectus to disclose:

     -  the number of shares involved in the arrangement;

     - the terms of the arrangement, including the names of any underwriters, dealers or agents;

     -  the proposed selling price to the public;

     -  any discount, commission or other underwriting compensation; and

     - any discount, commission or concession allowed, reallowed or paid to any dealers.

In addition, if the selling stockholder notifies us that a donee, pledgee, transferee or other successor-in-interest of the selling stockholder intends to sell more than 500 shares, we will file a supplement to this prospectus.

         This prospectus is part of a registration statement that we have agreed to keep effective until October 12, 2001, or, if earlier, until the distribution contemplated by this prospectus has been completed.

         The selling stockholder will pay any underwriting discounts and commissions, any expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services, and any other expenses incurred by the selling stockholder in disposing of the shares. We will pay the expenses incurred in connection with preparing and filing the registration statement and this prospectus. We estimate that our expenses will be approximately $12,000. We have also agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act. The selling stockholder may indemnify any broker-dealer or agent that participates in transactions involving the sale of the shares against liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, Massachusetts. A member of that firm beneficially owns 4,000 shares of our common stock.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted portions of the registration statement in accordance with the rules and regulations of the SEC. For more information about us and our common stock, you should refer to the registration statement. Statements in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and, in each instance, you should refer to the copy of any contract or document the we have filed with the SEC. Each of our statements regarding any contract or document is qualified in all respects by reference to the contract or document.

         You may read any document that we have filed or will file with the SEC without charge at the public reference facilities maintained by the SEC at the following locations:

           MAIN OFFICE                          REGIONAL OFFICES

           Room 1024                            Suite 1400
           Judiciary Plaza                      500 West Madison Street
           450 Fifth Street, N.W.               Chicago, Illinois 60661
           Washington, D.C. 20549
                                                7 World Trade Center
                                                Thirteenth Floor
                                                New York, New York 10048

         For a fee prescribed by the SEC, you may obtain copies of all or any portion of the documents that we file with the SEC from the main office of the Public Reference Section of the Commission at the above address, or by calling the Commission at 1-800-SEC-0330. Our filings are also available to the public on the Commission's website at HTTP://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we later file with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

         (a) Our annual report on Form 10-K for the fiscal year ended September 30, 2000 as filed with the Commission on December 21, 2000;

         (b) Our quarterly report on Form 10-Q for the quarter ended December 31, 2000 as filed with the Commission on February 14, 2001;

         (c) Our quarterly report on Form 10-Q for the quarter ended March 31, 2001 as filed with the Commission on May 16, 2001;

         (d) Our current report on Form 8-K as filed with the Commission on May 3, 2001;

         (e) The description of our common stock contained in the registration statement on Form 8-A filed with the SEC on October 12, 1994 under
             Section 12(g) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description; and

         (f) any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date of termination of this offering. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

         You may request a copy of these filings at no cost by writing or calling us at the following address and telephone number:

                           PRI Automation, Inc.
                           805 Middlesex Turnpike
                           Billerica, Massachusetts  01821
                           Attention: Chief Financial Officer
                           (978) 670-4270

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